Exhibit (h)(3)(a)

Amendment No. 1 to the Securities Lending Agency Agreement.

TCW Galileo Funds, Inc. and Investors Bank & Trust Company hereby agree to amend the Securities Lending Agency Agreement (“Agreement”) entered into by the parties. This amendment shall be effective December 1, 2001.

All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments thereof.

Schedule A

Fund

TCW Galileo Diversified Value Fund

TCW Galileo Opportunity Fund

TCW Galileo Income + Growth Fund

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement effective December 1, 2001.

Attest	TCW Galileo Funds, Inc.
By:	/s/ Marc I. Stern
Title:	Marc I. Stern
Chairman

/s/ Alvin R. Albe, Jr.
Alvin R. Albe, Jr. President

Attest	Investors Bank & Trust Company

By:	By:

Title:	Title: